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                                                                     Exhibit 8.2

                    [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]



                                 July 13, 1996



American General Hospitality Corporation
5860 West Northwest Highway, Suite 3000
Dallas, Texas  75220


Battle Fowler LLP
75 East 55th Street
New York, New York 10022


Gentlemen:


     Coopers & Lybrand L.L.P. (the "FIRM") has acted as special tax consultant to American General Hospitality Corporation, a Maryland corporation ("COMPANY"), in connection with the preparation of a registration statement (the "REGISTRATION STATEMENT) originally filed with the Securities and Exchange Commission on May 3, 1996 (No. 333-4568), as amended through the date hereof, with respect to (i) the offering and sale (the "OFFERING") of up to 8,050,000 shares of its common stock, no par value; (ii) the contribution of substantially all of the net proceeds of the Offering to Company's wholly-owned subsidiaries, AGH GP, Inc., a Nevada corporation ("GP CORPORATION"), and AGH LP, Inc., a Nevada corporation ("LP CORPORATION"); and (iii) the subsequent contribution of those proceeds by GP Corporation and LP Corporation to American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("OPERATING PARTNERSHIP"). You have requested our opinion as to the application of the Texas franchise tax to Company, GP Corporation, LP Corporation, Operating Partnership, the LLCs, the Subsidiary LLC and the Subsidiary Partnerships
(as hereinafter defined).

     Section I of this letter (the "OPINION LETTER") and the Registration Statement, including the prospectus contained as part of the Registration Statement (the "PROSPECTUS"), contain the facts upon which the Firm's opinion is based. Section II of this Opinion Letter contains the opinion. Section III of this Opinion Letter contains limitations on the opinion.

                                   I.  FACTS

     Company owns all of the stock of GP Corporation and LP Corporation. GP Corporation is the sole general partner of Operating Partnership. LP Corporation is a limited partner in Operating Partnership. Operating Partnership intends to acquire and hold interests in certain existing
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American General Hospitality Corporation

July 13, 1996

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hotels and associated personal property (the "INITIAL HOTELS") either directly or through acquiring interests in certain subsidiary partnerships (the "SUBSIDIARY PARTNERSHIPS") or a limited liability company (the "SUBSIDIARY LLC"). Operating Partnership will be the sole limited partner of the Subsidiary Partnerships. One of three limited liability companies in which Company and Operating Partnership are the sole members will be the sole general partner in each Subsidiary Partnership (individually, an "LLC" and together, the "LLCs"). Operating Partnership and one of the LLCs will be the sole members of Subsidiary LLC. Operating Partnership, Subsidiary LLC or the Subsidiary Partnerships, as the case may be, will lease each of the Initial Hotels to AGH Leasing, Inc. (the "LESSEE") pursuant to substantially similar operating leases. American General Hospitality Inc. (the "MANAGER") will operate the Initial Hotels pursuant to management agreements with the Lessee. Neither Company, GP Corporation, LP Corporation, the LLCs, Operating Partnership, Subsidiary LLC nor the Subsidiary Partnerships will own any interest in the Lessee or the Manager.


                                  II.  OPINION

     We have reviewed all authorities as of the date hereof relevant to the application of the Texas franchise tax to Company, GP Corporation, LP Corporation, the LLCs, Operating Partnership, Subsidiary LLC and the Subsidiary Partnerships. Based upon our analysis of the foregoing authorities and subject to the limitations set forth in Section III, the Firm is of the opinion as of the date hereof that:

     1. The description of the Texas franchise tax considerations and consequences set forth in the Prospectus under the heading "Federal Income Tax Considerations - Other Tax Considerations - State and Local Taxes" accurately summarizes the Texas franchise tax matters discussed therein.

     2.   LP Corporation is not subject to the Texas franchise tax.


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American General Hospitality Corporation

July 13, 1996

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      3.   Operating Partnership and the Subsidiary Partnerships are not subject to the Texas franchise tax.

      4. Company, GP Corporation, each of the LLCs and Subsidiary LLC are subject to the Texas franchise tax.

      5. Company will not owe any Texas franchise tax unless it has gross receipts apportionable to Texas.

      6.   GP Corporation will owe Texas franchise tax based on the greater of
(a) .25% of its taxable capital apportionable to Texas or (b) 4.5% of its taxable earned surplus apportionable to Texas.

      7. GP Corporation's gross receipts for purposes of the earned surplus component of the franchise tax will be based solely upon its share of Operating Partnership's gross receipts (including Operating Partnership's share of the Subsidiary Partnerships' gross receipts). For this purpose, gross receipts of Operating Partnership and the Subsidiary Partnerships will be apportioned as if they had been received directly by GP Corporation.

      8. GP Corporation's gross receipts for purposes of the taxable capital component of the franchise tax will be based solely on the net profit it receives from Operating Partnership. For this purpose, net profit distributed by Operating Partnership to GP Corporation will be apportioned in accordance with the commercial domicile of Operating Partnership, unless such gross receipts can be presented properly on a gross basis for generally accepted accounting principles and GP Corporation uses such method.

      9. Each LLC and Subsidiary LLC will owe Texas franchise tax based on the greater of (a) .25% of its taxable capital apportionable to Texas or (b) 4.5% of its taxable earned surplus apportionable to Texas.

     10. Each LLC's gross receipts for purposes of the earned surplus component of the franchise tax will be based solely upon its share of the gross receipts of the Subsidiary Partnership(s) in which it is the general partner and, with respect to the LLC that is a member in the Subsidiary LLC, certain items attributable to Subsidiary LLC. For this purpose, each Subsidiary Partnership's gross receipts will be apportioned as if they had been received directly by the relevant LLC and the items attributable to Subsidiary LLC will be apportioned with respect to its state of organization.

     11. Each LLC's gross receipts for purposes of the taxable capital component of the franchise tax will be based solely on the net profit it receives from the Subsidiary Partnership(s) in which it is the general partner and, with respect to the LLC that is a member in the Subsidiary LLC, certain items attributable to Subsidiary LLC. For this purpose, net profit distributed by the Subsidiary Partnerships to the LLCs will be apportioned in accordance with the commercial domicile of each Subsidiary Partnership, unless such gross receipts can be presented properly on a gross basis for generally accepted accounting principles and the relevant LLC uses such method and the items attributable to Subsidiary LLC will be apportioned with respect to its state of organization.



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American General Hospitality Corporation

July 13, 1996

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                               III. LIMITATIONS

     1. Except as otherwise indicated, the opinions set forth in Section II are based upon the Texas Tax Code and the rules promulgated thereunder, judicial decisions and current administrative rulings and practices of the Comptroller of Public Accounts of the State of Texas (the "COMPTROLLER"), all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future or that any such changes will not (i) subject LP Corporation, Operating Partnership, or the Subsidiary Partnerships to the Texas franchise tax; or (ii) cause the Texas franchise tax liability of the Company, GP Corporation, the LLCs or Subsidiary LLC to materially increase. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date hereof.

     2. As to certain facts material to our opinion, we have assumed the accuracy of the representations contained in the Certificate signed by an officer of Company and attached hereto as Exhibit A, both as of the date thereof
                                          ---------
and as of the effective date of the Offering. We also have assumed that Operating Partnership and each Subsidiary Partnership has been validly formed as a limited partnership under the laws of the state in which it was organized.
For purposes of our opinion, we made no independent investigation and will not monitor compliance with the facts contained herein or in the Prospectus, the assumptions set forth herein or the representations set forth in the Certificate.

     3. The opinion set forth in Section II is not binding on the Comptroller or the courts and is dependent upon the accuracy and completeness of the facts set forth in Section I and the Prospectus and the accuracy of the assumptions set forth in the preceding paragraph (the "ASSUMPTIONS"). The Firm has relied upon these facts and Assumptions and any inaccuracy in the Assumptions or any inaccuracy or incompleteness in the Firm's understanding of those facts could adversely affect the opinion stated in Section II.

     4. In connection with the opinion set forth in Section II, the Firm examined copies or originals, certified or otherwise identified, of such documents and records as it has deemed necessary or advisable for purposes of the opinion set forth in Section II. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals or copies are accurate, that all information submitted to it was accurate and complete and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

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American General Hospitality Corporation

July 13, 1996

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     5.   The Firm is expressing its opinion only as of the date hereof and only as to those matters expressly set forth in Section 11. No opinion should be inferred as to any other matters including, but not limited to, any federal tax matters, any matters arising under the tax laws of any state, locality or jurisdiction other than the State of Texas or any Texas state tax other than the franchise tax.


     6. This Opinion Letter is issued solely for the benefit of the addressees and may not be relied upon for any purpose by any other person without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Coopers & Lybrand L.L.P. in the Prospectus under the caption "Federal Income Tax Considerations - State and Local Taxes" and under the caption "Legal Matters" as having provided an opinion to Battle Fowler LLP. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



                              Respectfully submitted,


                              /s/ Coopers & Lybrand L.L.P.
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                              COOPERS & LYBRAND L.L.P.